ARTICLES OF INCORPORATION

                                       OF

                             DEYOR CPF/METPATH, INC.


         The undersigned, being a natural person and acting as the incorporator, does hereby adopt the following Articles of Incorporation for the purpose of forming a corporation pursuant to the provisions of Chapter 1701 of the Revised Code of Ohio, as amended and implemented, and as hereinafter sometimes referred to as the "General Corporation Law".

         FIRST: The name of the corporation (hereinafter called the "Corporation") is DeYor CPF/MetPath, Inc.

         SECOND: The place in the State of Ohio where the principal office of the Corporation is to be located is 7655 Market Street, Youngstown, County of Mahoning 44513.

         THIRD: The purposes for which the Corporation is formed, which shall be in addition to the authority to engage in any lawful act or activity for which corporations may be formed under Chapter 1701 of the Revised Code of Ohio, are as follows:

         (i) to own and operate medical, clinical, industrial and research laboratories;

         (ii) to research, manufacture, design, construct, use, buy, sell, lease, hire and deal in and with articles and property of all kinds; and

         (iii) to render services of all kinds.

         FOURTH: The authorized number of shares of the Corporation is 1,000, all of which are without par value and are of the same class and are to be common shares, each with a right to one vote.

         All or any part of said common shares without par value may be issued by the Corporation from time to time and for such consideration as may be determined upon and fixed by the Board of Directors, as provided by law. Any and all such shares issued, for which the full consideration has been paid and delivered, shall be deemed fully paid shares and the holder of such shares shall not be liable for any further call or assessment or any other payment thereon.

         FIFTH: The period of existence of the Corporation is perpetual.



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                                        2

         SIXTH: The Corporation may indemnify, to the full extent permitted by
Section 1701.13 of the General Corporation Law, as the same may be amended and supplemented, any person who was or is a party, or is threatened to be made a party, to any threatened or pending action, suit or proceeding, whether civil, criminal, administrative, or investigative, by reason of the fact that he or she is or was a director or officer of the Corporation, or was or is serving at the request of the Corporation, as a director or officer of another corporation, partnership, joint venture, trust or other enterprise. Any indemnification pursuant to the foregoing shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the director or officer is proper under the circumstances because he or she has met any legally applicable standard of conduct. Such determination may be made (i) by resolution of the Board of Directors adopted in the manner provided in the Regulations of the Corporation, or (ii) if a quorum consisting of directors who are not parties to such action, suit or proceeding, is not obtainable, or, even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (iii) by the shareholders.

         SEVENTH: Notwithstanding any provision of the General Corporation Law now or hereafter in force requiring, for any purpose, the vote, consent, waiver, or release of the holders of a designated proportion (but less than all) of the shares of any particular class or of each class, of the shares are classified, the vote, consent, waiver, or release if the holders of at least a majority of the voting power or of at least a majority of the shares entitled to vote, as the case may be, of such particular class or of each class, if shares are classified, shall be required in lieu of any such designated greater proportion otherwise required by any provision of said General Corporation Law.

         EIGHTH: From time to time any of the provisions of these Articles of Incorporation may be amended, altered, or repealed, and other provisions authorized by the General Corporation Law and the laws of the State of Ohio at the time in force may be added or inserted in the manner and at the time prescribed by said laws, and all rights at any time conferred upon the shareholders of the corporation by these Articles of Incorporation are granted subject to the provisions of this Article EIGHTH.

Signed on May 11, 1993.




                                                         /s/ Patrick J. Corr
                                                        ------------------------
                                                        Patrick J. Corr
                                                        Sole Incorporator


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                                        3

                         APPOINTMENT OF STATUTORY AGENT

            (Pursuant to Sections 1701.04 and 1701.07, Revised Code)


         KNOW ALL MEN BY THESE PRESENTS, that THE PRENTICE-HALL CORPORATION SYSTEM, INC., a corporation of the State of Delaware, which holds a license from the State of Ohio, which is authorized by its Certificate of Incorporation to act as a statutory agent for other corporations, and which has 380 South 5th Street, Columbus 43215-5436, Franklin County, as a business address in the State of Ohio, is hereby appointed as the statutory agent upon which any process, notice, or demand, as required or permitted by Chapter 1701 of the Revised Code of Ohio, against said corporation may he served.




                                                       /s/ Patrick J. Orr
                                                      --------------------------
                                                      Patrick J. Orr
                                                      Sole Incorporator of DeYor
                                                      CPF/MetPath, Inc.



                  ACCEPTANCE OF APPOINTMENT OF STATUTORY AGENT

         The statutory agent named in the foregoing Appointment of Statutory Agent hereby acknowledges and accepts the said appointment as such statutory agent.

                                     The Prentice-Hall Corporation System, Inc.


                                     By
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